EXHIBIT 99.1


                                            FOR IMMEDIATE RELEASE
Contacts:
                                            Donald C. Weinberger,
Robert F. Apple                             Wolfe Axelrod Weinberger Assoc. LLC,
Chief Operating and Financial Officer,      212-370-4500, 212-370-4505 fax
InKine, 215-283-6850                        don@wolfeaxelrod.com

               INKINE REPORTS A DRAMATIC SWING TO PROFITABILITY:
        REPORTING $1.2 MILLION IN NET INCOME FOR ITS THIRD QUARTER 2003
                                FINANCIAL RESULTS

                          - Third Quarter Highlights -

      Generated $1.2 million net income and positive cash flow for Q3 2003

          Increased Visicol(R) prescriptions by 58% compared to Q3 2002

             Realized revenue growth for seven consecutive quarters

           Decreased operating expenditures by 14% compared to Q3 2002

 Initiated Phase IV Study using Visicol(R) tablets to treat constipated patients


BLUE BELL, PA October 30, 2003 - InKine Pharmaceutical Company, Inc. (Nasdaq:
INKP) today announced its third quarter financial results, reporting net income of $1.2 million for the quarter ending September 30, 2003, compared to net losses of ($1.5) million for the same period a year ago and ($0.9) million and ($2.4) million for the two preceding quarters ending March 31, 2003 and June 30, 2003, respectively. For the quarter and nine-months ending September 30, 2003 net income (loss) per share was $0.02 and ($0.05), compared to net losses per share of ($0.04) and ($0.17) for the same periods a year ago. The Company recognized product revenues of $4.3 million for the third quarter ending September 30, 2003, compared to $2.5 million and $3.3 million for the two preceding quarters ending March 31, 2003 and June 30, 2003, respectively. Third quarter 2003 revenue was a 95% increase over revenues of $2.2 million for the same period a year ago.


"Our crossover into profitability is a significant achievement for InKine and the biopharmaceutical sector," said Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. "We continue to steadily grow our share of the ethical purgative market, with Visicol(R) reaching 12% market share in one of our most recent unaudited weeks. During the third quarter we commenced and are currently enrolling patients in our Phase IV study for the use of Visicol(R) as a laxative in patients with chronic constipation. We expect to finish the 2003-year having met or exceeded our guidance and analysts' expectations for the year and are well positioned for continued strong growth in 2004 and beyond," added Dr. Jacob.


"Our financial condition has never been more secure and our future has never been more promising than it stands today," said Robert F. Apple, Chief Operating and Financial Officer. "We are a profitable company, with positive cash flow from operations and a strong balance sheet. We have a growth opportunity to further develop Visicol(R) in the purgative marketplace along with significant upside in expansion markets, such as constipation and surgery. Additionally, we continue to seek strategic and business development opportunities to leverage our established and recognized gastrointestinal sales force, which currently stands at 41 professionals," added Mr. Apple.


   Product Sales and Gross Profit:

     o Product revenues for the third quarter in 2003 were $4.3 million, compared to $2.5 million and $3.3 million for the two preceding quarters ending March 31, 2003 and June 30, 2003, respectively. Third quarter 2003 revenue increased by 95% from revenues of approximately $2.2 million for the same period a year ago. Prescription levels continue to increase on a monthly basis, resulting in increased orders from wholesalers and large retail chains. Increased prescription levels have been fueled by increased market awareness and acceptance of Visicol(R). Approximately 96,000 prescriptions were filled for Visicol(R)during the third quarter of 2003 as compared to approximately 89,000, 80,000, 69,000 and 61,000 during the four preceding quarters. The continued quarter-to-quarter growth in Visicol(R)prescriptions of approximately 7% for the third quarter occurred in spite of the summer purgative market decline.

     o Gross profit as a percentage of product sales was 86% for the quarter ending September 30, 2003, compared to 80% for the same period a year ago. The increase was the result of savings realized from manufacturer volume discounts, use of a more cost effective packaging partner, internalization of product distribution, and an increased sales price per unit. The Company expects to be able to maintain or increase these margins as sales volume continues to increase.


   Costs and Expenses:

     o Research and development costs were $0.5 million and $1.3 million for the quarter and nine-months ending September 30, 2003, compared to $0.5 million and $2.9 million for the same periods a year ago. The decrease for the nine-month period was the result of internalizing the management of previously outsourced functions related to the ongoing clinical trial for Colirest(TM). Research and development costs are expected to be in the range of $1.5 million to $1.7 million for the 2003-year.

     o Sales and marketing costs were $1.4 million and $4.3 million for the quarter and nine-months ending September 30, 2003, compared to $1.7 million and $4.1 million for the same periods a year ago. Sales and marketing costs included expenses associated with the Company's sales force, which currently stands at 36 sales representatives and three district managers, along with marketing campaigns related to Visicol(R) and IB-Stat(R). Sales and marketing costs are expected to be in the range of $5.4 million to $6.0 million for the 2003-year. o General and administrative costs were $0.6 million and $1.9 million for the quarter and nine-months ending September 30, 2003, compared to $0.5 million and $1.7 million for the same periods a year ago. General and administrative costs are expected to remain relatively consistent during 2003 and should be in the range of $2.3 million to $2.5 million for the 2003-year.

     o Interest and other expense was minimal for the three-month period and $0.6 million for the nine-month period ended September 30, 2003, compared to $0.2 million and $0.7 million for the same periods a year ago. Interest and other expense is expected to remain consistent with the third quarter of 2003 due to the conversion of the Company's previously outstanding June 2005 convertible notes on June 30, 2003.

     o Non-cash accretion and debt premium charges of $2.8 million for the nine-month period ended September 30, 2003 related to the Company's previously outstanding June 2005 convertible notes which converted to shares of the Company's common stock on June 30, 2003. The Company did not incur any charges after June 30, 2003 related to the previously outstanding convertible notes.


   Balance Sheet:

     o The Company had $11.5 million in cash at September 30, 2003 compared to $10.9 million at June 30, 2003. The increase in cash occurred despite approximately a $2.9 million pay down of the Company's credit line and a $0.7 million decrease in trade accounts payable.


The Company will be hosting a conference call today at 11:00 AM EDT to further discuss the third quarter 2003 financial results. To participate please dial
(877) 709-8150 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 1:00 pm EDT on October 30, 2003, and ending at 1:00 pm EDT on October 31, 2003. For the replay, please dial (877) 660-6853 (replay account # 2658, replay conference # 80750). The access number for the replay for international callers is (201) 612-7415 (replay account # 2658, replay conference # 80750).

                      ------------------------------------

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About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty biopharmaceutical company focused on the diagnosis and treatment of gastrointestinal disorders. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company's first product, Visicol(R) is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's second product, IB-Stat(R), is a novel oral hyoscyamine spray for the treatment of a variety of indications. Additionally, the Company has other development programs such as Colirest(TM), which is in clinical trials for the treatment of Crohn's disease and completed Phase II trials for the treatment of ulcerative colitis. For further information, please visit InKine on its web site http://www.inkine.com.
                                                         ----------------------

In addition to historical facts or statement of current condition, this press release may contain forward-looking statements. Forward-looking statements provide InKine's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. InKine's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in its reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                              - Tables to Follow -

                       InKine Pharmaceutical Company, Inc.
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                    (amounts in thousands, except per share)

                                                   Quarter Ended September 30,          Nine-Months Ended September 30,
                                                ----------------------------------   -------------------------------------
                                                      2003             2002                 2003                2002
                                                      ----             ----                 ----                ----

Product revenue                                     $ 4,333         $  2,222               $ 10,208            $ 5,143
Other revenue                                             -                -                     49                 63
                                                    -------         --------               --------           --------
  Total revenue                                       4,333            2,222                 10,257              5,206
Cost of goods sold                                     (604)            (445)                (1,465)            (1,234)
                                                    -------         --------               --------           --------
Gross profit                                          3,729            1,777                  8,792              3,972

Research and development                                464              459                  1,253              2,931
Sales and marketing                                   1,443            1,698                  4,338              4,078
General and administrative                              634              541                  1,882              1,711
                                                    -------         --------               --------           --------
Operating expenses                                    2,541            2,698                  7,473              8,720
                                                    -------         --------               --------           --------

Operating income (loss)                               1,188             (921)                 1,319             (4,748)

Interest and other expense                              (10)            (244)                  (624)              (681)
Debt Conversion, non-cash accretion
and non-cash premium                                      -             (312)                (2,822)              (380)

                                                    -------         --------               --------           --------
Net income (loss)                                   $ 1,178         $ (1,477)              $ (2,127)          $ (5,809)
                                                    =======         ========               ========           ========

Net income (loss) per share:
     Basic                                          $  0.03         $  (0.04)              $  (0.05)          $  (0.17)
                                                    =======         ========               ========           ========
     Diluted                                         $ 0.02         $  (0.04)              $  (0.05)          $  (0.17)
                                                    =======         ========               ========           ========

Weighted average shares outstanding:
     Basic                                           46,703           34,948                 40,966             34,895
     Diluted                                         51,170           34,948                 40,966             34,895

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

                       UNAUDITED CONDENSED BALANCE SHEETS
                             (amounts in thousands)


                                                                            September 30,     December 31,
                                                                                 2003             2002
                                                                                 ----             ----

                                     ASSETS
Cash and investments                                                           $ 11,510         $ 12,151
Accounts receivable                                                               1,120              856
Inventory                                                                         1,028              677
Other assets                                                                        408              395
                                                                               --------         --------
     Total assets                                                              $ 14,066         $ 14,079
                                                                               ========         ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses                                          $  2,748         $  4,189
Line of credit                                                                    1,500            4,444
Convertible notes                                                                     -           11,657
Shareholders' equity (deficit)                                                    9,818           (6,211)
                                                                               --------         --------
     Total liabilities and shareholders' equity (deficit)                      $ 14,066         $ 14,079
                                                                               ========         ========




                       InKine Pharmaceutical Company, Inc.
                             SELECTED FINANCIAL DATA
                    (amounts in thousands, except per share)

                                                                                    Quarter Ended
                                                          ------------------------------------------------------------
                                                          March 31, 2003         June 30, 2003      September 30, 2003
                                                          --------------         -------------      ------------------

Product revenue                                              $  2,536               $  3,339             $   4,333
Gross Profit %                                                     85%                    86%                   86%
Operating income (loss)                                      $   (127)              $    258             $   1,188
Net income (loss)                                                (931)                (2,374)                1,178
Earnings (loss) per diluted share                               (0.02)                 (0.06)                 0.02
Cash balance                                                   10,685                 10,896                11,510
Debt (notes and credit line)                                 $ 16,558               $  4,427             $   1,500




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